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                                                                    Exhibit 99.5


                            STOCK PURCHASE AGREEMENT
                            ------------------------

          THIS IS A STOCK PURCHASE AGREEMENT (the "Agreement") dated ___________, 1999, by and between SAFEGUARD SCIENTIFICS, INC., a Pennsylvania corporation ("Safeguard"), SAFEGUARD 98 CAPITAL, L.P., a Delaware limited partnership ("Safeguard 98"), PAC-WEST TELECOMM, INC., a California corporation (the "Company") and BEAR, STEARNS & CO. INC. ("Bear Stearns").

                                   Background
                                   ----------

          A. The Company is contemplating an initial public offering (the "Public Offering") of its common stock, par value $.001 per share (the "Common Stock").

          B. As part of the Public Offering, the Company will offer _________ shares of Common Stock (the "Offered Common Stock") to certain shareholders of Safeguard pursuant to a directed share subscription program (the "Directed Share Subscription Program").

          C. In the event that any of the shares of Offered Common Stock are not subscribed for or, if subscribed for, are not purchased by the shareholders of Safeguard under the Directed Share Subscription Program, Safeguard and the Company wish to provide for Safeguard's purchase of these remaining shares.

          D. In the event that the shareholders of Safeguard subscribe for more shares of Common Stock than the number of shares of Offered Common Stock, Safeguard 98 will make an offer of up to _________ shares of common stock of the Company, par value $.001 per share, owned by it prior to the Public Offering (the "Safeguard Pac-West Stock"), and the Safeguard Pac-West Stock shall be included in the Directed Share Subscription Program.

          E. [_______________________] will act as the offering agent (the "Offering Agent") for the Directed Share Subscription Program and as the Company's transfer agent. The Offering Agent will determine the record date shareholders eligible to participate in the Directed Share Subscription Program and will collect subscriptions and subscription payments from the eligible shareholders until 5:00 p.m. on the [third] [fourth] business day following the date the Company determines the initial public offering price of its shares.

          F. Bear Stearns has and will provide certain advisory services to the Company, Safeguard and Safeguard 98 with respect to the Directed Share Subscription Program and shall receive an advisory fee of 3% of the aggregate initial offering price of all of the shares sold by either the Company or Safeguard 98, as appropriate, for such advisory services.

                                  ARTICLE 1.

                                THE TRANSACTION
                                ---------------

1.1  Purchase and Purchase Price.

     (a) In the event that any of the shares of Offered Common Stock are not subscribed for or, if subscribed for, are not purchased by the shareholders of Safeguard under the Directed Share
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Subscription Program, Safeguard shall, or shall cause its wholly-owned subsidiary, Safeguard Delaware, Inc. to, purchase these remaining shares.

     (b) The purchase price for the Common Stock (the "Purchase Price") shall be equal to the product of (i) the aggregate number of shares of Offered Common Stock, and (ii) the price per share of Common Stock sold pursuant to the Public Offering.

     (c) Safeguard shall transfer or Safeguard shall cause Safeguard Delaware, Inc. to transfer or shall cause the Offering Agent to pay out of subscription funds received, on behalf of Safeguard's shareholders participating in the Directed Share Subscription Program, to the Company an amount equal to the Purchase Price on the day of the closing of the Public Offering by wire transfer.

     (d) In the event that the shareholders of Safeguard subscribe for more shares of Common Stock than the number of shares of Offered Common Stock, Safeguard 98 shall make an offer of the Safeguard Pac-West Stock, and the Safeguard Pac-West Stock shall be included in the Directed Share Subscription Program.

1.2  Closing.

     (a) Time and Place. The closing under this Agreement (the "Closing") will take place at 10:00 a.m., Chicago, Illinois time, on the day of the closing of the Public Offering, at the offices of Latham & Watkins, or at such other time, date or place as the parties shall mutually agree. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date."

     (b) Deliveries and Proceedings. On the Closing Date, the Company shall instruct the transfer agent to accept instructions from Deirdre Blackburn, or her designee at Safeguard, for:

          (i) delivery of the subscription funds collected by the Offering Agent to the extent not paid to the Company at the Closing;

          (ii) delivery of the shares of Offered Common Stock purchased in the Directed Share Subscription Program;

          (iii)delivery to Safeguard of shares of Offered Common Stock not purchased by Safeguard shareholders; and

          (iv) the return to Safeguard 98 of any shares of Safeguard Pac-West Stock that were not purchased in the Directed Share Subscription Program.

                                  ARTICLE 2.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company hereby represents and warrants to Safeguard, Safeguard 98 and Bear Stearns as follows:

2.1 Organization. The Company is a corporation duly incorporated, validly existing and in good
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standing under the laws of the State of California.

2.2 Power and Authority. The Company has full corporate power and authority to make, execute, deliver and perform this Agreement.

2.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                                  ARTICLE 3.

                  REPRESENTATION AND WARRANTIES OF SAFEGUARD
                  ------------------------------------------

          Each of Safeguard and Safeguard 98 represent and warrant to the Company and Bear Stearns as follows:

3.1 Organization. Safeguard is a corporation and Safeguard 98 is a limited partnership duly incorporated or organized, respectively, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and the State of Delaware, respectively.

3.2 Power and Authority. Safeguard and Safeguard 98 each have full corporate power and authority to make, execute, deliver and perform this Agreement.

3.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement by Safeguard and Safeguard 98 have been duly authorized by all necessary corporate or limited partnership action on the part of Safeguard and Safeguard 98, respectively, and this Agreement constitutes the legal, valid and binding obligation of each of Safeguard and Safeguard 98, enforceable against each of Safeguard and Safeguard 98 in accordance with its terms.

                                  ARTICLE 4.

                      CONDITIONS TO CLOSING; TERMINATION
                      ----------------------------------

4.1 Conditions Precedent to Obligations of Safeguard and Safeguard 98. The obligations of Safeguard and Safeguard 98 to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Safeguard and Safeguard 98 at their option):

     (a) Bringdown of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Safeguard shall have received a certificate, signed by an executive officer of the Company, to such effect.

     (b) Performance and Compliance. The Company shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Safeguard and Safeguard 98 shall have received a certificate, signed by an executive officer of the Company, to such effect.
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     (c)  Public Offering. The closing of the Public Offering shall occur contemporaneously with the Closing under this Agreement.

4.2 Conditions Precedent to the Obligations of the Company. The obligations of the Company to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Company at the Company's option):

     (a) Bringdown of Representations and Warranties. The representations and warranties of Safeguard and Safeguard 98 contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Safeguard and Safeguard 98 shall have delivered to the Company a certificate, signed by an executive officer of Safeguard and Safeguard 98, to such effect.

     (b) Performance and Compliance. Safeguard and Safeguard 98 shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing and Safeguard and Safeguard 98 shall have delivered to the Company a certificate, signed by an executive officer of Safeguard and Safeguard 98, to such effect.

     (c) Public Offering. The closing of the Public Offering shall occur contemporaneously with the Closing under this Agreement.

4.3  Termination.

     (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

          (i) by mutual consent of Safeguard, Safeguard 98, the Company and Bear Stearns; or

          (ii) by Safeguard, Safeguard 98, the Company, or Bear Stearns if the Company shall have withdrawn its Registration Statement on Form S-1 relating to the Public Offering (Reg. No. 333-86607).

     (b) Effect of Termination. In the event of termination of this Agreement by Safeguard, Safeguard 98, the Company, or Bear Stearns as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of Safeguard, Safeguard 98, the Company, or Bear Stearns, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations set forth in Section 5.2 hereof shall survive such termination.

                                  ARTICLE 5.

                         CERTAIN ADDITIONAL COVENANTS
                         ----------------------------

5.1 Advisory Fee to Bear Stearns. In connection with the advisory services provided by Bear Stearns relating to the Directed Share Subscription Program administered as part of the proposed Public

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Offering by the Company, the Company hereby agrees to pay an advisory fee of 3%
of the aggregate initial offering price of all of the Offered Common Stock sold as part of the Directed Share Subscription Program (up to ____ million shares), and Safeguard hereby agrees to pay an advisory fee of 3% of the aggregate initial offering price of all of the Safeguard Pac-West Stock sold as part of the Directed Share Subscription Program (up to _______ million shares). All such advisory fees shall be payable at the closing of the initial public offering by wire transfer in immediately available funds. The Company agrees to pay all costs and expenses of the underwriters, including the fees and expenses of Bear Stearns' counsel, in connection with matters related to the Directed Share Subscription Program. The parties hereto agree that any shares sold in the Directed Share Subscription Program will be separate from and in addition to the shares of Common Stock of the Company being underwritten by Bear Stearns.

          The Company, Safeguard and Safeguard 98 each understand that this is not a commitment by Bear Stearns to underwrite shares in the Public Offering, which commitment would be evidenced by an executed underwriting agreement.

5.2  Indemnification.

     (a) Safeguard hereby agrees to indemnify Bear Stearns, the Company and its underwriters and each of their affiliates, officers, employees, representatives and directors (the "Indemnified Persons") against, and hold them harmless from, any loss, liability, claim, damage or expense, joint or several ("Losses"), arising directly or indirectly, out of or in connection with, the Directed Share Subscription Program, including, without limitation, (i) costs and expenses associated with the failure of any shareholders of Safeguard to consummate purchases of Offered Common Stock for which they have subscribed, (ii) any claims by shareholders of Safeguard or other persons arising from the Directed Share Subscription Program, and (iii) other costs and expenses, including printing costs and legal fees and expenses, arising from the establishment, execution and performance of the Directed Share Subscription Program. Notwithstanding the foregoing, Safeguard shall not indemnify the Company against, and the term "Losses" shall not include, liabilities arising from any untrue or allegedly untrue statement of a material fact, or omission or alleged omission of a material fact required to be stated to make the statements not misleading, in the prospectus contained in the Company's Registration Statement on Form S-1 (Reg. No. 333-86607) (the "Prospectus"), except for statements or omissions regarding the Directed Share Subscription Program and except for any materials related to the Directed Share Subscription Program delivered to Safeguard's shareholders and not to other recipients of the Prospectus generally. Safeguard agrees to reimburse the Indemnified Persons, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any Losses.

     (b) Promptly after receipt by an Indemnified Person of notice of the commencement of any action for which indemnification or contribution may be sought hereunder, such Indemnified Person will notify Safeguard in writing of the commencement thereof. The failure to so notify Safeguard will not relieve Safeguard from liability under Section 5.1(a) above unless and to the extent that Safeguard did not otherwise learn of such action and such failure results in the


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forfeiture of substantial rights and defenses. Safeguard shall be entitled to appoint counsel at Safeguard's expense to represent the Indemnified Person in any action for which indemnification is sought (in which case Safeguard shall not thereafter be liable for the fees and expenses of separate counsel retained by the Indemnified Person except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding Safeguard's election to appoint counsel to represent the Indemnified Person in an action, the Indemnified Person shall have the right to employ separate counsel (including local counsel), and Safeguard shall bear the reasonable fees, costs and expenses of such counsel if (i) the use of counsel chosen by Safeguard to represent the Indemnified Person would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both Safeguard and the Indemnified Person and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to Safeguard, (iii) Safeguard shall not have employed counsel reasonably satisfactory to the Indemnified Person within a reasonable time after notification of the commencement of such action or (iv) Safeguard shall have authorized the Indemnified Person to employ separate counsel at the expense of Safeguard.

     (c) Safeguard shall not, without the prior written consent of the relevant Indemnified Person, settle or compromise or consent to' the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising from such claim, action, suit or proceeding. An Indemnified Person may not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder without the consent of Safeguard, such consent not to be unreasonably withheld.

     (d) In the event that the indemnity provided for in this Section 5.2 is unavailable to or insufficient to hold harmless an Indemnified Person for any reason, the Indemnified Persons and Safeguard shall contribute to the Losses (including the legal and other expenses attributable to investigating or defending same) to which the Indemnified Person may be subject in such proportion as is appropriate to reflect the relative fault of the Indemnified Person and Safeguard in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations, including that the Company performed the Directed Share Subscription Program as an accommodation to Safeguard without any legal obligation to do so. Relative fault shall be determined by reference to, among other things, whether any untrue or allegedly untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Indemnified Person or Safeguard, the intent of the Indemnified Person and Safeguard, and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties agree that it would not be just and equitable if contribution was determined by any method of allocation that does not take into account the equitable considerations discussed above.


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                                  ARTICLE 6.

                                 MISCELLANEOUS
                                 -------------

6.1 Nature and Survival of Representations. The representations, warranties, covenants and agreements of the parties contained in this Agreement, and all statements contained in this Agreement or any exhibit hereto or any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing.

6.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other).

     (a)  If to Safeguard or Safeguard 98, to:

                         Safeguard Scientifics, Inc.
                         800 The Safeguard Building
                         435 Devon Park Drive
                         Wayne, PA  19087
                         Attention:  James A. Ounsworth, Esq.

     (b)  If to the Company, to:

                         Pac-West Telecomm, Inc.
                         4210 Coronado Avenue
                         Stockton, CA  95204
                         Attention:  Richard Bryson

                    With a required copy to:

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, IL  60606
                         Attention:  Jeff O'Connor, Esq.

     (c)  If to Bear Stearns, to:

                         Bear, Stearns & Co. Inc.
                         245 Park Avenue, 18th Floor
                         New York, NY  10167
                         Attention:  John Thomas

                    With a required copy to:

                         Latham & Watkins
                         233 S. Wacker Drive

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                         Suite 5800
                         Chicago, IL  60606
                         Attention:  Christopher Lueking, Esq.

6.3 Third Party Beneficiaries. Safeguard and Safeguard 98 acknowledge that each of the underwriters of the Public Offering shall be a third party beneficiary entitled to exercise the rights and remedies provided for herein directly against Safeguard and Safeguard 98. The Company shall cooperate with and assist each of the underwriters of the Public Offering with respect to any action such underwriters of the Public Offering with respect to any action such underwriters take to exercise such rights and remedies directly against Safeguard and Safeguard 98.

6.4 Successors and Assigns. This Agreement, and all rights, powers and obligations granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable or delegable by any party.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.

6.6 Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

6.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

6.8 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

6.9 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and either party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in representations by the other party, (c) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

6.10 Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

6.11 Interpretations. No party to this Agreement shall be considered the draftsman. This Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                              SAFEGUARD SCIENTIFICS, INC.


                              By:
                                    Name:
                                    Title:


                              SAFEGUARD 98 CAPITAL, L.P.


                              By:
                                    Name:
                                    Title:


                              PAC-WEST TELECOMM, INC.


                              By:
                                    Name:
                                    Title:


                              BEAR, STEARNS & CO. INC.


                              By:
                                    Name:
                                    Title: